Exhibit 99.1

NEWS RELEASE

For Immediate Release

July 12, 2005

For more information, please contact:	Greg Hamby
EVP & CFO
GB&T Bancshares, Inc.
P.O. Box 2760
Gainesville, GA. 30503
678/450-3473
ghamby@gbt.com

GB&T Bancshares Reports Loan Relationship Impairment and Increase in Loan Loss Reserves

Gainesville, GA, July 12, 2005 (PRIMEZONE) — GB&T Bancshares, Inc. (Nasdaq:GBTB) (the “Company”) announced today that the Executive Committee of its Board of Directors has concluded that an additional $2.9 million provision will be made to the Company’s loan loss reserves for the second quarter of 2005 due to the further impairment of a single loan relationship originated through its wholly-owned subsidiary, Home Town Bank of Villa Rica (“HTB”).  The Executive Committee concluded that the additional provision is necessary as a result of increased impairment resulting from a recent bankruptcy filing by the borrower and the receipt of new appraisals indicating a severe decline in the value of the real estate securing a significant portion of the loan relationship.  The impact of the increase in the Company’s loan loss provision is expected to be approximately $0.15 per diluted share for the second quarter of 2005.  The Company expects to release earnings for the second quarter of 2005 on July 20, 2005.

The impaired loan relationship, which consists of five loans aggregating approximately $4.9 million, was originated by a bank officer at HTB prior to the Company’s acquisition of HTB.  The loan officer who originated these loans has not been employed by the Company since the acquisition of HTB. As previously reported, the Company took a $679,000 provision for this loan relationship in the third quarter of 2003.  The additional deterioration of the loan relationship resulting from the borrower’s bankruptcy filing prompted management to engage appraisal firms to determine current values on the real estate securing the loans, which revealed the severe decline in the collateral.

The Company intends to pursue all avenues to collect the loans.  At this time, however, the Company can make no predictions or assurances of the likelihood or amount of collectibility.

“We are extremely disappointed by the impact on our earnings performance created by this loan relationship,” said Richard A. Hunt, President and CEO.   “Management has actively worked this loan for several years and we believe the additional reserve is the appropriate action to take at this time.  We believe the deterioration of this inherited loan relationship is an event isolated at HTB and is not representative of HTB’s loan portfolio or our Company’s loan portfolio as a whole.”

About GB&T Bancshares, Inc.

Based in Gainesville, Georgia, GB&T Bancshares, Inc. is a multi-bank holding company operating six community banks: Gainesville Bank & Trust (including its three divisions — Bank of Athens, Lumpkin County Bank and Southern Heritage Bank), United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, First National Bank of the South and First National Bank of Gwinnett. In addition, the Company owns a consumer finance company, Community Loan Company, with eight offices located in Northern Georgia. As of March 31, 2005, GB&T Bancshares had assets of $1.47 billion, with 26 branches located in eleven Georgia counties. GB&T Bancshares’ common stock is listed on the Nasdaq National Market under the symbol ‘‘GBTB.’’ Visit the Company’s website http://www.gbtbancshares.com for additional information about GB&T.

Forward-Looking Statements

Some of the statements in this press release, including, without limitation, statements regarding our loan loss reserves, loan portfolio and other statements regarding our future results of operations are “forward-looking statements” within the meaning of the federal securities laws. In addition, when we use words like “anticipate”, “believe”, “intend”, “expect”, “estimate”, “could”, “should”, “will”, and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our current beliefs and assumptions. Factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans held or made by us; (3) general economic conditions may be less favorable than expected (both generally and in our markets), resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) economic, governmental or other factors may prevent the projected population and commercial growth in the counties in which we operate; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (6) deposit attrition, customer loss or revenue loss following the acquisitions may be greater than expected; (7) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; and (8) adverse changes may occur in the equity markets. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

CONTACT:

GB&T Bancshares, Inc.

Gregory L. Hamby, EVP and CFO

+1-678-450-3473

ghamby@gbt.com

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